SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  X

FILED BY A PARTY OTHER THAN THE REGISTRANT  / /

CHECK THE APPROPRIATE BOX:

/ /  PRELIMINARY PROXY STATEMENT

 X   DEFINITIVE PROXY STATEMENT

/ /  DEFINITIVE ADDITIONAL MATERIALS

/ /  SOLICITING MATERIAL PURSUANT TO SEC.240.14A-11(C) OR SEC.240.14A-12

                          BERLITZ INTERNATIONAL, INC.
________________________________________________________________________________
                (Name of Registrant as Specified in its Charter)

                          BERLITZ INTERNATIONAL, INC.
________________________________________________________________________________
                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check appropriate box):

X  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a- 6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

     -----------------------------------------------

     3) Per unit price or other underlying value of transaction computed1
        pursuant to Exchange   Act Rule 0-111:

     -----------------------------------------------

     4) Proposed maximum aggregate value of transaction:

     -----------------------------------------------

1Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     -----------------------------------------------

     2) Form, Schedule or Registration No.:

     -----------------------------------------------

     3) Filing Party:


     -----------------------------------------------

     4) Date Filed:

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
                                [BERLITZ LOGO]

                                                                  April 19, 1996

Dear Shareholder:

    You are cordially invited to attend the 1996 annual meeting of shareholders that will be held on Wednesday, May 15, 1996 at 10:00 a.m. in Princeton, New Jersey.

    The Notice and Proxy Statement on the following pages contains details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning Berlitz International, Inc. and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

    I look forward to personally greeting all shareholders who are able to attend.

                                          /s/ Soichiro Fukutake

                                          Soichiro Fukutake
                                          Chairman

                                [BERLITZ LOGO]

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 1996

    Notice is hereby given that the 1996 annual meeting of shareholders (the "Meeting") of Berlitz International, Inc. (the "Company") will be held at the Berlitz International, Inc. corporate headquarters, 400 Alexander Park, Princeton, New Jersey 08540 on Wednesday, May 15, 1996 at 10:00 a.m. local time for the following purposes:

        1. To elect five directors to serve for two-year terms until the 1998 annual meeting of shareholders;

        2. To ratify the selection by the Board of Directors of the Company of Deloitte & Touche LLP, independent accountants, to audit the Company's consolidated financial statements for 1996; and

        3. To transact such other business as may properly come before the Meeting in connection with the foregoing or otherwise.

    The Board of Directors has fixed the close of business on April 12, 1996 as the record date for the purpose of determining shareholders entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. A list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 400 Alexander Park, Princeton, New Jersey, 08540.

    In order to assure a quorum, it is important that the shareholders who do not expect to attend the Meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope.

                                  By order of the Board of Directors

                                  /s/ Robert C. Hendon, Jr.

                                  Robert C. Hendon, Jr.
                                  Secretary

Princeton, New Jersey
April 19, 1996

                          BERLITZ INTERNATIONAL, INC.
                               400 ALEXANDER PARK
                          PRINCETON, NEW JERSEY 08540

                                PROXY STATEMENT
                      1996 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 1996

    The enclosed proxy is solicited by the Board of Directors of Berlitz International, Inc. (the "Company") for use at the 1996 annual meeting of shareholders (the "Meeting") to be held at the Company's corporate headquarters at 400 Alexander Park, Princeton, New Jersey 08540 on Wednesday, May 15, 1996, at 10:00 a.m. local time, and at any postponement or adjournment thereof. The enclosed proxy, properly executed and received by the Company prior to the Meeting, and not revoked, will be voted in accordance with the directions thereon; and if no directions are indicated, the proxy will be voted for each nominee for election as a director and for approval of the selection of Deloitte & Touche LLP as independent accountants for the Company for 1996. If any other matter should be presented at the Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the Meeting.

    As of the close of business on April 12, 1996, the record date for determining shareholders entitled to vote at the Meeting, the Company had outstanding 9,406,013 shares of its $.10 par value common stock (the "Common"). Each share of Common outstanding is entitled to one vote at the Meeting. The first date on which this Proxy Statement and the enclosed form of proxy are being sent to the Company's shareholders is on or about April 19, 1996.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company presently consists of ten members divided into two classes. At the Meeting, five directors will be elected to hold office for two-year terms until the 1998 annual meeting of shareholders, and until their successors have been elected and qualified or until their earlier death, resignation or removal. The proxy will be voted in accordance with the directions thereon or, if no directions are indicated, for election of the five directors named below whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote, in their discretion, for a nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may, in their discretion, reduce the number of directors to eliminate the vacancy.

       INFORMATION AS TO OFFICERS AND NOMINEES FOR ELECTION AS DIRECTORS

    The respective ages, positions with the Company, business experience, directorships in other companies and Board committee memberships of the nominees for election and the continuing incumbent directors are set forth below, as of March 1, 1996. All nominees, except for Mr. Kazuo Yamakawa, are currently directors of the Company. There is no family relationship between any of the directors of the Company.

NOMINEES FOR DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN 1998

Hiromasa Yokoi, 56

    Mr. Yokoi was elected Vice Chairman of the Board and Chief Executive Officer of the Company in February 1993 and additionally was elected President effective on August 31, 1993. Mr. Yokoi has served as a Director of Benesse Corporation ("Benesse") (formerly Fukutake Publishing Co., Ltd., and currently a publicly-held company since October 1995 and the beneficial owner of 6,735,338 shares of Common) since June 1992 and as Benesse's Director for Berlitz and North American Sector since April 1994. Prior to that, he served as General Manager of the Overseas Operations Division (formerly the International Division) of Benesse from October 1990 to March 1994 and as General Manager of the President's Office of Benesse from July 1990 to September 1990. Mr. Yokoi has served as a Director of the Company since January 1991. He is currently a member of the Executive Committee.

Henry D. James, 58

    Mr. James has served as Executive Vice President and Chief Financial Officer of the Company since November 21, 1995, and as Vice President and Chief Financial Officer of the Company from January 1995 to November 1995. He previously served as Vice President and Controller of the Company and its predecessor, Berlitz Languages, Inc. ("Berlitz Languages"), since 1981. Mr. James joined Berlitz Languages in 1977 and served as Controller with that company prior to 1981. Mr. James has served as a Director of the Company since November 21, 1995.

Edward G. Nelson, 64

    Since January 1985, Mr. Nelson has served as Chairman and President of Nelson Capital Corporation. From 1983 to 1985, he was Chairman and Chief Executive Officer of Commerce Union Corporation. He also serves on the Board of Directors of ClinTrials, Inc., Osborn Communications Corporation, Central Parking System, and Advocat, Inc. He is a trustee of Vanderbilt University. Mr. Nelson became a Director of the Company in February 1993. He is currently a member of the Audit Committee, the Compensation Committee and the Disinterested Directors Committee.

Robert L. Purdum, 60

    Mr. Purdum served as Chairman of the Board of Armco, Inc. from December 1993 until his retirement in April 1994 and currently is an independent consultant and a partner with American Industrial Partners, a private investment company composed of former chairmen and chief executives. He served in various positions since first joining Armco in 1962, including Chairman and Chief Executive Officer (November 1990 to December 1993), President and Chief Executive Officer (April 1990 to November 1990), President (October 1986 to April 1990), Chief Operating Officer (February 1985 to October 1986) and Chief Executive Officer-Steel Group (November 1982 to February 1985). Mr. Purdum also has served on the Board of Directors of Holophane Corporation since 1994. In addition, he has been a member of the Board of Trustees of GMI Engineering and Management Institute since 1991 and serves on their International Committee and Capital Campaign Committee. Mr. Purdum has served as a Director of the Company since August 1994. He is currently a member of the Audit Committee and the Disinterested Directors Committee.

Kazuo Yamakawa, 56

    Mr. Yamakawa has served as a Director of Benesse and has supervised its General Administration and Accounting Departments since June 1995. He also has served as General Manager of Benesse's Accounting Department since January 1996. Since joining Benesse in April 1995, he served as Counselor until June 1995. Prior to that, Mr. Yamakawa served in various positions with The Shokochukin Bank, including Director (April 1993 to March 1995), General Manager of its Tokyo branch (April 1993 to March 1995), General Manager of its International Department (October 1991 to March 1993) and General Manager of its New York Branch (April 1988 to September 1991). Mr. Yamakawa would assume the position of Director of the Company presently held by Mr. Saburo Nagai, who is retiring.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FIVE DIRECTORS NAMED ABOVE.

INCUMBENT DIRECTORS--TERMS EXPIRE IN 1997

Soichiro Fukutake, 50

    Mr. Fukutake has served as Chairman of the Board of the Company since February 1993. Mr. Fukutake joined Benesse in 1973, and since May 1986 has served as its President and Representative Director. He also serves on the Board of Directors of a number of companies, private foundations and associations in Japan. Mr. Fukutake became a Director of the Company in February 1993. He is currently a member of the Executive Committee and the Compensation Committee.

Manuel Fernandez, 59

    Mr. Fernandez has served as Executive Vice President and Chief Operating Officer, Worldwide Language Instruction of the Company since January 1, 1995. Prior thereto, he was Executive Vice President, Language Services of the Company from September 1993 to January 1995 and Vice President, European Operations of the Company from October 1989 to September 1993. He previously served as Vice President, European Operations for Berlitz Languages from January 1983 to October 1989. Mr. Fernandez was first employed by Berlitz Languages in 1963. Mr. Fernandez has served as a Director of the Company since July 1993. He is currently a member of the Executive Committee.

Robert Minsky, 51

    Mr. Minsky has served as Executive Vice President and Chief Operating Officer, Translations and Publishing of the Company since January 1, 1995. Prior thereto, he served as Executive Vice President, Translations of the Company from October 1, 1993 to January 1995, and as Chief Financial Officer of the Company from November 1990 to January 1995. From November 1990 to October 1993, he also served as a Vice President of the Company. Mr. Minsky has served as a Director of the Company since April 1991. He is currently a member of the Executive Committee.

Susumu Kojima, 53

    Mr. Kojima has served as Executive Vice President, Asia Division of the Company since January 1, 1996. Prior thereto, he served as Executive Vice President, Corporate Planning of the Company from September 1993 to December 1995, and as Senior Vice President, Corporate Planning of the Company from February 1993 to September 1993. Mr. Kojima has served as Director of Benesse since March 1993. Prior to that, he was Joint General Manager of the Business Development Department of The Industrial Bank of Japan, Limited ("I.B.J.") from June 1991 to February 1993. Between November 1987 and June 1991, he served as Senior Deputy General Manager, Industrial Research Department of I.B.J. after having served as Chief Representative of I.B.J.'s Washington Representative Office from September 1983. Mr. Kojima was elected as a Director of the Company in February 1993. He is currently a member of the Executive Committee.

Aritoshi Soejima, 69

    Mr. Soejima served as Senior Counselor of Benesse from December 1980 until his appointment as a member of the Disinterested Directors and Compensation Committees of the Company. From 1950 to 1981, Mr. Soejima served in various positions with the Japanese government (including the Ministry of Finance) and multilateral financial institutions (including the World Bank and International Monetary Fund). Mr. Soejima also currently serves as Chairman of Osaka, Tokyo Bay, Nagoya Hilton Company, Ltd., Counselor of Nippon Hilton Company, Ltd. and Director and Counselor of Capital International Company, Ltd. and as special advisor to the Board of Directors of the Nippon Fire & Marine Insurance Company, Ltd. In addition, he serves on the Board of Directors of a number of companies, private foundations and associations in Japan. Mr. Soejima became a Director of the Company in February 1993. He is currently a member of the Audit Committee, the Compensation Committee and the Disinterested Directors Committee.

1995 BOARD OF DIRECTORS MEETINGS, COMMITTEES AND FEES

    During 1995, the Board of Directors of the Company met in person four times and took no actions by unanimous written consent.

    In 1995, the Board of Directors had standing Executive, Audit, Disinterested Directors, and Compensation Committees. The Company does not have a standing Nominating Committee.

    The Executive Committee, during the intervals between meetings of the Board of Directors, may, with certain exceptions, exercise the powers of the Board of Directors. The Executive Committee did not meet during 1995.

    The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits. The Audit Committee reviews the terms of all agreements between the Company and its affiliates. The Audit Committee meets with management and with the Company's internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting control, including the nature, extent and results of their audits, and otherwise maintains communications between the Company's independent auditors and the Board of Directors. The Audit Committee met four times during 1995.

    Initially, the Disinterested Directors Committee was established for the purpose of protecting the long-term interests of the Company and its minority shareholders by independently reviewing and monitoring all matters affecting the relationship between the Company and Maxwell Communication Corporation, plc and its affiliates. Following the Merger (hereinafter defined), the Disinterested Directors Committee's role was retained and reconstituted to review and monitor all matters affecting the relationship between the Company and Benesse and its affiliates. During 1995, the Disinterested Directors Committee met in person one time and took action by unanimous consent one time.

    The Compensation Committee reviews performance of corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors major compensation programs. The Compensation Committee also reviews and approves salary arrangements and other remuneration for executive officers of the Company and is responsible for review of certain employee benefit plans. The Compensation Committee oversees and approves grants of stock options and other stock-based awards pursuant to the Stock Option Plan (hereinafter defined) and the Company's Non-Employee Directors Stock Plan (the "Directors' Stock Plan"). The Committee also administers the 1993 Short-Term Executive Incentive Compensation Plan (the "Short-Term Incentive Plan") and the 1993 Long-Term Executive Incentive Compensation Plan (the "Long-Term Incentive Plan") and approves awards and discretionary bonuses under these plans. No member of the Compensation Committee is eligible to participate in the Stock Option Plan or the Short-Term Incentive Plan. During 1995, the Compensation Committee met two times.

    The Company's standard retainer payable to each director who is not an employee of the Company or any of its affiliates is $30,000 per annum plus expenses, with an additional $2,000 for each Committee meeting attended in person and $1,000 for each meeting participated in by telephone. No fees are paid for actions taken by unanimous written consent. Only those directors who are also full-time employees of the Company or any of its affiliates are eligible to participate in the health benefit plan maintained by the Company. Directors employed by the Company or any of its affiliates receive no compensation in consideration of their duties as directors. The outside directors earned an aggregate of approximately $126,000 as cash compensation for their services during 1995.

    The Company has entered into indemnification agreements with each director pursuant to which the Company agreed to pay any amount such director becomes obligated to pay as a result of any claims made against such director because of any alleged act, omission, neglect or breach of duty which he commits while acting in his capacity as a director and solely because of his being a director, subject to limitations imposed by the New York Business Corporation Law ("NYBCL").

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number and percentage of outstanding shares of Common beneficially owned as of April 5, 1996 by each director, nominee, the Company's chief executive officer during the fiscal year ended December 31, 1995, the four most highly compensated executive officers of the Company at December 31, 1995 and all officers and directors as a group who served at December 31, 1995. If not mentioned by name, no individual in the categories described above beneficially owned any shares of Common as of April 5, 1996. No security set forth in the third column of the following table reflects an amount as to which the beneficial owner has joint voting or investment power.

                                                             AMOUNT AND
                                                             NATURE OF
                                                             BENEFICIAL     PERCENT
TITLE OF CLASS     NAME OF BENEFICIAL OWNER                  OWNERSHIP      OF CLASS
- --------------     --------------------------------------    ----------     --------
    Common         Soichiro Fukutake                         6,735,338 (1)    71.61%
    Common         Manuel Fernandez                              8,745         *
    Common         Robert Minsky                                 2,857         *
    Common         Edward G. Nelson                              1,500 (2)     *
    Common         Henry D. James                                7,672         *
    Common         All Officers and Directors as a Group
                     (16 in number)                          6,775,746        72.04%

    To the best of registrant's knowledge, there are no events of delinquent filing requiring disclosure under Item 405 of Regulation S-K.

- ------------

(1) Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse Corporation, which is the beneficial owner of 6,735,338 shares of Common. See "Security Ownership of Certain Beneficial Owners."

(2) An additional 1,000 shares of Common, for which Mr. Nelson has disclaimed ownership, are owned by Mr. Nelson's wife.

* Less than 1%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the ownership by each person or group known by the Company to own beneficially more than 5% of Common:

                   NAME AND ADDRESS OF BENEFICIAL                       PERCENT
TITLE OF CLASS     OWNER                                  OWNERSHIP     OF CLASS
- --------------     -----------------------------------    ---------     --------

    Common         Benesse Corporation (1)                6,735,338       71.61%
                   3-17-17 Minamigata
                   Okayama-shi 700, Japan
    Common         Dimensional Fund Advisors, Inc (2)       506,282        5.38%
                   1299 Ocean Avenue, 11th Floor
                   Santa Monica, CA 90401

- ------------

(1) Fukutake Publishing Co., Ltd. changed its name to Benesse Corporation on April 1, 1995. As of April 5, 1996, 6,722,138 shares of Common are held by a wholly owned subsidiary of Benesse and 13,200 shares of Common are held directly by Benesse. Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse.

(2) This information is taken from the Schedule 13G, dated February 7, 1996, filed by Dimensional Fund Advisors, Inc. ("Dimensional") with the Securities and Exchange Commission. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of these 506,282 shares of Common at December 31, 1995, all of which are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

    On April 4, 1996, the Company consummated the purchase of 627,000 shares of Common from Maxwell Communication Corporation, plc (In Administration) ("Maxwell Communication") at a price of $9 per share. These shares were previously held in escrow pursuant to an Escrow Agreement among the Company, Maxwell Communication and IBJ Schroder Bank & Trust Company, and subject to a Stock Purchase Agreement between the Company and Maxwell Communication. See "Certain Relationships and Related Transactions." These shares were placed into treasury by the Company and reserved for future use.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

    The following Summary Compensation Table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer ("CEO") and certain executive officers (collectively, the "Named Executive Officers") during the fiscal years ended December 31, 1995, 1994 and 1993 for services rendered in all capacities to the Company and its subsidiaries.

    On December 9, 1992, the Company and Benesse entered into an amended and restated merger agreement (the "Merger Agreement") pursuant to which Benesse agreed to acquire, through a merger of the Company with an indirect wholly-owned U.S. subsidiary (the "Merger"), approximately 67% of the outstanding Common, par value $.10 per share, of the Company. The compensation disclosed below under "All Other Compensation" incorporates amounts received by the Named Executive Officers in 1993 as a result of the Merger.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                COMPENSATION (8)
                                                   ANNUAL COMPENSATION          ----------------
                                             --------------------------------      LONG-TERM
                                                                    OTHER          AWARDS OF
                                                                    ANNUAL          OPTIONS/        ALL OTHER
              NAME AND                       SALARY     BONUS    COMPENSATION         SARS         COMPENSATION
         PRINCIPAL POSITION           YEAR   ($) (6)     ($)       ($) (7)          (#) (9)          ($) (10)
- ------------------------------------  ----   -------   -------   ------------   ----------------   ------------
Hiromasa Yokoi (1)..................  1995   444,800   180,000      55,200         None                 9,750
Vice Chairman of the Board,           1994   404,320   161,700      39,000         None                 9,750
CEO and President                     1993   271,058      None      10,000         None                  None
Manuel Fernandez (2)................  1995   224,800    51,000       1,312         None                 9,750
Executive Vice President and          1994   207,200    72,500      20,978         None                 9,750
Chief Operating Officer,              1993   157,400    30,000      10,494         None               404,681
Worldwide Language Instruction
Robert Minsky (3)...................  1995   227,900    80,000        None         None                 9,750
Executive Vice President and          1994   207,200    46,600        None         None                 9,750
Chief Operating Officer,              1993   177,723    30,000        None         None               287,902
Translations and Publishing
Susumu Kojima (4)...................  1995   210,000    25,200      42,000         None                 9,750
Executive Vice President,             1994   200,000    45,000      42,000         None                 9,500
Corporate Planning                    1993   143,962      None      14,000         None                  None
Henry D. James (5)..................  1995   182,300    51,000        None         None                 9,750
Executive Vice President and          1994   168,000    78,800        None         None                 9,750
Chief Financial Officer               1993   157,755    25,000        None         None               373,292

- ------------

 (1) Mr. Yokoi joined the Company as an officer in 1993 and his base salary of $355,000 became effective April 1, 1993. Therefore, amounts shown for him for 1993 reflect less than a full year of compensation. Mr. Yokoi's salary increased to $361,000 effective August 30, 1993, to $404,320 effective January 1, 1994, to $444,800 effective January 1, 1995, and to $480,000 effective January 1, 1996.

 (2) Mr. Fernandez's base salary increased from a base salary of $143,418 effective April 1, 1992, to $185,000 effective August 30, 1993, to $207,200 effective January 1, 1994, to $224,800 effective January 1, 1995, and to $240,000 effective January 1, 1996. Mr. Fernandez's 1993 percentage increase in base salary was due to the additional responsibilities he assumed as a result of his promotion to Executive Vice President, Language Services from Vice President, European Operations.

 (3) Mr. Minsky's salary increased from a base salary of $174,900 effective April 1, 1992, to $178,000 effective August 30, 1993, to $185,000 effective October 4, 1993, to $207,200 effective January 1, 1994, to $227,900 effective January 1, 1995, and to $240,000 effective January 1, 1996.

 (4) Mr. Kojima joined the Company as an officer in 1993 and his base salary of $190,000 became effective on April 1, 1993. Therefore, amounts shown for him for 1993 reflect less than a full year of compensation. Mr. Kojima's salary increased to $200,000 effective January 1, 1994, to $210,000 effective January 1, 1995, and to $225,000 effective January 1, 1996. Mr. Kojima became Executive Vice President, Asia Division effective January 1, 1996.

 (5) Mr. James' salary increased from a base salary of $157,755 effective April 1, 1992, to $168,000 effective January 1, 1994, to $182,300 effective
     January 1, 1995, and to $210,000 effective January 1, 1996. Mr. James' 1996 percentage increase in base salary was due to the additional responsibilities he assumed as a result of his promotion to Executive Vice President.

 (6) Amounts shown represent base salary earned in the respective years.

 (7) Other Annual Compensation for Mr. Yokoi and Mr. Kojima represents monthly housing allowances commencing September 1, 1993. For Mr. Fernandez, this column includes relocation expense reimbursements of $19,795 and $10,494 in 1994 and 1993, respectively.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (8) The column designated by the SEC to report Long-Term Incentive Plan Payouts has been excluded because (i) the Company had no performance-based long-term compensation plans for employees effective during any portion of fiscal year 1993, and (ii) no payouts have been made in 1994 or 1995 under the Company's long-term incentive plan, effective January 1, 1994, as discussed in the Compensation Committee report under "Long-Term Executive Incentive Compensation Plan".

    The column designated by the SEC to report Restricted Stock Awards has been excluded because the Company made no awards of restricted stock to the Named Executive Officers during any portion of fiscal years 1995, 1994 or 1993. Prior to the Merger, all restricted stock awards had vested in twenty percent increments over a five year period commencing on the first anniversary of the date of grant. Shareholders of restricted stock received dividends at the same rate and at the same time as shareholders of common stock of the Company.

    Pursuant to the terms of the Merger Agreement and the 1989 Stock Option and Incentive Plan (the "Stock Option Plan"), on February 8, 1993 all restrictions on restricted stock lapsed and the holders of such shares received, for each share held, (i) $19.50, (ii) 0.165 share of Common and
    (iii) $1.48, representing the net proceeds from the disposition of the Company's claims arising from three promissory notes issued by Maxwell Communication and an affiliate in favor of the Company or a subsidiary of the Company (the "Maxwell Notes"). In addition, holders of restricted stock received $.01 per share at such time as consideration for the redemption of the Common Share Purchase Rights (each, a "Right") granted pursuant to the terms of the Amended and Restated Safeguard Rights Agreement, dated as of February 5, 1992, between the Company and United States Trust Company of New York (the "Rights Agreement"). Consequently, there were no Common restricted shares outstanding at December 31, 1995.

(9) The Company has not granted stock options or SARs to any of the Named Executive Officers during fiscal years 1995, 1994 or 1993. There have been no exercises of options or SARs for the fiscal year 1995.

     Pursuant to the Merger Agreement and the Stock Option Plan, on February 8, 1993, each outstanding option became fully vested and was converted into the right to receive (i) 0.165 share of Common, (ii) $19.50 minus the exercise price of such option and (iii) $1.48, representing the net proceeds from the disposition of the Company's claims arising from the Maxwell Notes.

     At December 31, 1995, there were no options or SARs outstanding.

(10) The amounts reported in this column for the fiscal year 1995 include a contribution of $4,500 made by the Company for the account of each Named Executive Officer pursuant to the thrift portion (the "401(k) Plan") of the Berlitz Retirement Savings Plan (the "Retirement Savings Plan"). The amounts reported also include a contribution of $5,250 made by the Company for the account of each Named Executive Officer pursuant to the retirement portion (the "Pension Plan") of the Retirement Savings Plan.

PENSION PLAN TABLE

     The Company's Supplemental Executive Retirement Plan ("SERP"), effective January 1, 1996, is a defined benefit plan which provides retirement income/disability retirement benefits, retiree medical benefits and death benefits to the Chairman of the Board, certain designated executives and their designated beneficiaries. The following table shows the estimated annual retirement income/disability retirement benefits (assuming payments made on the normal life annuity) payable upon retirement at age 60 to a participant in specified compensation and years of service classifications.

                                                    YEARS OF SERVICE
                                 ------------------------------------------------------
                                   INITIAL
                                 PARTICIPANT
                                 (HEREINAFTER
                                   DEFINED)               ALL OTHER PARTICIPANTS
                                 ------------      ------------------------------------
    COMPENSATION                  5 OR MORE           5           10         15 OR MORE
- ----------------------------     ------------      -------      -------      ----------
$100,000....................       $ 30,000        $10,000      $20,000       $ 30,000
150,000.....................         45,000         15,000       30,000         45,000
200,000.....................         60,000         20,000       40,000         60,000
250,000.....................         75,000         25,000       50,000         75,000
300,000.....................         90,000         30,000       60,000         90,000
400,000.....................        120,000         40,000       80,000        120,000
550,000.....................        165,000         55,000      110,000        165,000
750,000.....................        225,000         75,000      150,000        225,000

    Under the SERP, monthly benefits are available to any participant who retires at age 60 or above, with at least 5 years of service with the Company. The retirement income/disability retirement benefits are based on a percentage of an average monthly salary (calculated on the base salary and short-term bonuses paid over the last 36 months of employment1) and will be paid to the retired participant for life, with 50% of such benefit paid to the participant's surviving spouse for life upon the retired participant's death. Such percentage for participants designated as of January 1, 1996 ("Initial Participants") is 30%. For future participants, such percentage will be 2% (or such other percentage as the Board of Directors may determine) multiplied by years of service, not to exceed 30%. The Company will also provide each retired participant and their surviving spouse with medical coverage for both of their lives. If a participant with at least 5 years of service dies before retirement, the participant's designated beneficiary will receive, in lieu of the above-mentioned benefits, a one-time payment equal to the participant's base salary projected to age 65 at a 4% annual increase. Awards under the SERP are not subject to deduction for Social Security or other offset amounts, except to the extent of any disability benefits payable under the Company's long-term disability insurance policy. The Company intends to fund the SERP through a combination of funds generated from operations and life insurance policies on the participants.

    The Named Executive Officers, all of whom are Initial Participants, will each have at least 5 years of service at age 60. The 1995 compensation covered under the SERP for each of the Named Executive Officers is shown under the "Salary" and "Bonus" columns of the Summary Compensation Table.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    The Company has a severance agreement with Robert Minsky which provides that if Mr. Minsky is terminated other than for cause, he is to be paid one year's severance at his then current annual base salary plus a prorated amount of the award under the Company's Short-Term Incentive Plan to which he would have been entitled for such year and the continuation of certain other benefits.

    The Company is a party to indemnification agreements with each director and executive officer pursuant to which the Company agrees to pay, subject to limitations imposed by the NYBCL, any amount such director or executive officer becomes obligated to pay as a result of any claims made against such director or executive officer because of any alleged act or omission or neglect or breach of duty which he commits while acting in his capacity as a director or executive officer, as the case may be.

- ------------
(1) In the case of the Chairman of the Board, who does not receive a salary from the Company, the SERP benefits are based on an imputed salary determined by the Company's Board of Directors.

               COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 1995

    The Compensation Committee of the Board of Directors reviews and determines the compensation of the Company's executive officers. It also reviews and approves any employment, severance or similar agreements for executive officers. The Committee determines the amount, if any, of the Company's contributions pursuant to the Retirement Savings Plan, and oversees and approves grants of stock options and other stock-based awards pursuant to the Stock Option Plan and the Directors' Stock Plan. The Committee also administers the Short-Term Incentive Plan and the Long-Term Incentive Plan and approves awards and discretionary bonuses under each of such plans.

    The Company seeks to compensate executive officers at levels competitive with other companies with similar annual revenues and to provide incentives for superior individual and corporate performance. Salaries are set to correspond to the mid-range of salaries paid by competitive companies. In setting compensation, the Company compares itself with companies with similar annual revenues rather than with industry peers because the Company is the only publicly-held language instruction company.

    The key components of executive officer compensation are base salary, cash bonuses, and awards pursuant to incentive-based plans. The Committee attempts to combine these components in such a way to attract, motivate and retain key executives critical to the long-term success of the Company. A discussion of the various components of executive compensation for the fiscal year 1995 follows.

BASE SALARY

    Each executive officer receives a base salary, with the potential for annual salary increases based largely on merit from prior annual performance.

    The proposed annual compensation of Company employees was discussed at the two Compensation Committee meetings held in 1995. Base salary recommendations were made by management of the Company for the Committee to approve. After review and consideration by the Committee of management's recommendations, the Committee approved base salary adjustments for executive officers considering individual and Company performance. Such adjustments averaged 7.5% and 8.9% for 1995 and 1996, respectively. The criteria used to evaluate Company performance were sales and earnings figures, and return on equity. The Committee believes that all such criteria were accorded equal weight.

BONUSES

    In 1993, the Committee approved the Short-Term Incentive Plan, commencing with the 1993 calendar year, pursuant to which each executive officer is eligible for an annual bonus based upon the officer's present employment position, individual performance, and, through 1994, the total Company's performance compared to earnings goals. In 1995, the Committee amended the Short-Term Incentive Plan so that Division Vice Presidents would receive 1995 and subsequent years' awards based on 60% of divisional performance and 40% of total Company performance. The Committee believes that individual performance and Company performance are given approximately equal weight. The Short-Term Incentive Plan also permits the Committee to award discretionary cash awards to employees, who may or may not be participants under the Short-Term Incentive Plan, subject to those terms and conditions as the Committee shall determine in its sole discretion.

    At its February 1996 meeting, the Committee approved, after discussion, 1995 bonuses for executive officers under the Short-Term Incentive Plan. Such bonuses that accrued for 1995 ranged from 11.5% to 40% of each executive officer's base salary. The Committee also approved a discretionary special bonus proposal for certain executive officers, recommended by management based upon exceptional individual performance. Such special bonuses that accrued for 1995 for such executive officers ranged from 3.8% to 8.2% of their total salary.

STOCK OPTIONS AND RESTRICTED STOCK

    The Stock Option Plan provides for the award of stock options, restricted stock and other stock-based awards to senior management of the Company. Grants under this plan are intended to provide executives with the promise of longer-term rewards which appreciate in value with favorable future performance of the Company. In determining grants of stock options and restricted stock, the Compensation Committee reviews individual performance and Company performance. The criteria used to evaluate Company performance include sales and earnings figures, and return on equity. The Committee believes that all such criteria are accorded equal weight. The Committee did not approve, and the Company did not make, any grants of stock options, restricted stock, or any other stock-based award under the Stock Option Plan in 1995.

LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLAN

    In 1993, the Committee approved the Long-Term Incentive Plan, effective January 1, 1994, pursuant to which the Chairman of the Board, officers and certain key employees are eligible to receive, for each performance unit granted to the individual by the Committee, cash awards based on Company performance and common stock price results over a five year period ending on December 31, 1998. The plan was instituted to, among other things, provide executives with a direct economic interest in meeting long-term business objectives. Performance units are granted by the Committee to each participant in its discretion. Criteria used to evaluate Company performance are earnings and sales figures. The weight assigned to the earnings component of Company performance is 60% and the weight assigned to the sales component of Company performance is 40%. For each performance unit granted by the Committee, each participant will receive a cash award based on Company performance and the Company's common stock price results from January 1, 1994 through December 31, 1998. The Long-Term Incentive Plan also contains provisions governing such awards in the event of a change of control of the Company or a "going private" transaction with Benesse or its affiliates.

OTHER COMPENSATION

    The executive officers also are eligible to participate in the Pension Plan. The Pension Plan provides for the Company to make regular contributions based on salaries of eligible employees. During 1995, the Compensation Committee determined that the Company would contribute 3.5% of eligible employees' respective base salary to the Pension Plan. During 1995, the Compensation Committee also determined that matching contributions by the Company would be provided under the 401(k) Plan to all domestic employees up to a maximum of 3% of the employee's salary.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Hiromasa Yokoi's salary increased to $480,000 effective January 1, 1996 from $444,800 effective January 1, 1995. Mr. Yokoi also earned a bonus of $180,000 for 1995 under the Short-Term Incentive Plan.

    The Compensation Committee approved and ratified the compensation paid to Mr. Yokoi for fiscal year 1995 based on Mr. Yokoi's business experience and familiarity with the Company, and his responsibilities to guide, among other things, the Company's daily affairs and the Company's long-term strategic plan in a global marketplace. The Company's 1995 performance was taken into consideration in determining Mr. Yokoi's 1995 compensation package. The Committee believes that Mr. Yokoi's 1995 compensation package was in line with compensation packages of chief executive officers of other companies with similar annual revenues.

TAX LEGISLATION

    The U.S. Internal Revenue Service recently issued final regulations to limit deductions for certain compensation in excess of $1 million annually paid to executive officers of public companies. The Committee has reviewed such regulations and, based on present levels of compensation, does not anticipate the loss of deductibility for any compensation paid over the next year.

COMPENSATION COMMITTEE MEMBERSHIP

    During 1995, the Compensation Committee consisted of Soichiro Fukutake, Edward G. Nelson, and Aritoshi Soejima. All of the views expressed by the Compensation Committee in 1995 may not have been the views of each member of the Compensation Committee individually. However, all decisions affecting compensation were approved by all of the members of the Compensation Committee.

                  Compensation Committee for Fiscal Year 1995

                               Soichiro Fukutake
                               Edward G. Nelson
                                Aritoshi Soejima

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As discussed above, during 1995 and at March 1, 1996, the Compensation Committee consisted of Soichiro Fukutake, Edward G. Nelson, and Aritoshi Soejima. None of these committee members were officers of the Company or any of its subsidiaries during 1995 or any previous year.

    Mr. Fukutake serves as the Chairman of the Board of the Company. In addition to his role in presiding over board meetings, Mr. Fukutake is actively involved in creating and monitoring strategies for the Company's global growth. As a result, upon recommendation of management and after discussion, the Compensation Committee in 1993, with Mr. Fukutake absent, approved the inclusion of Mr. Fukutake as a participant in the Long-Term Incentive Plan, based upon the considerable time and effort spent by Mr. Fukutake in monitoring long-term strategies for the Company, apart from his duties as Chairman of the Board. Similarly, upon recommendation of management and after discussion, the Compensation Committee in 1995, with Mr. Fukutake absent, approved the inclusion of Mr. Fukutake as a participant in the SERP and approved the granting of additional performance units to Mr. Fukutake under the Long-Term Incentive Plan. (See "Certain Relationships and Related Transactions.")

    Aritoshi Soejima previously served as an advisor to Benesse. He resigned such position prior to his appointment as a Disinterested Director and a member of the Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Saburo Nagai currently serves as the Benesse nominee on the Board of Directors of the Company pursuant to the acquisition by Benesse in January 1991 of a 20% interest in The Berlitz Schools of Languages (Japan), Inc. ("Berlitz-Japan"), a subsidiary of the Company. Mr. Nagai will retire effective May 15, 1996, and Mr. Kazuo Yamakawa has been nominated to be his successor.

    On December 9, 1992, the Company and Benesse entered into the Merger Agreement pursuant to which Benesse agreed to acquire, through the Merger of the Company with an indirect wholly owned U.S. subsidiary of Benesse, approximately 67% of the then outstanding Common. Immediately following the Merger, public shareholders of the Company held the remaining approximately 33% of Common then outstanding. Mr. Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse.

    The Company was formerly included in the consolidated tax returns of the affiliated group of which Macmillan Inc. ("Macmillan") was the parent (the "Macmillan Group") and consequently is severally liable for any Federal income tax liabilities for the Macmillan Group arising prior to December 1989. Pursuant to certain agreements, Macmillan agreed to pay all such Federal tax liabilities and Maxwell Communication placed and agreed to maintain cash and other assets valued at $39.5 million in escrow to secure Macmillan's obligation, including any such tax liability assessed against the Company. Management believes that such liability, if any, will not result in a material effect on the financial condition of the Company.

    In September 1994, the Company borrowed $20.0 million from a U.S. subsidiary of Benesse, as evidenced by a subordinated promissory note (the "U.S. Note") bearing interest at a rate of 6.93% per annum. Berlitz-Japan also borrowed Y1.0 billion (approximately $10.1 million) from Benesse as evidenced by an interest-free subordinated promissory note (the "Japan Note"). Such notes, (collectively, the "Benesse Notes") mature on the earlier of June 30, 2003 or twelve months from the date that all payment obligations under a bank term loan and senior notes established in connection with the Merger (the "Acquisition Debt Facilities") have been satisfied. To the extent that interest payments on the U.S. Note are not permitted while any amounts remain outstanding under the Acquisition Debt Facilities, such accrued interest will roll over semiannually into the note principal. The Company recorded $1.4 million in interest expense on the Benesse Notes in 1995.

    The Benesse Notes are subordinate in rights of payment to debt under the Acquisition Debt Facilities, including the financial hedging instruments. Payment obligations under the U.S. Note are guaranteed by the Company and its significant U.S. subsidiaries, subject to senior guarantees of the Acquisition Debt Facilities. The Company and its significant U.S. subsidiaries have also executed a guarantee of payment obligations under the Japan Note, effective as of the day following the date upon which all payment obligations under the Acquisition Debt Facilities are satisfied.

    In March 1996, the Company received the proceeds of a $6.0 million subordinated promissory note payable to a U.S. subsidiary of Benesse (the "FHAI Note"). The FHAI note bears interest at a rate of the six month LIBOR plus 1% per annum, reset semi-annually, and matures on the earlier of June 30, 2003 or twelve months from the date that all payment obligations under the Acquisition Debt Facilities have been satisfied. To the extent that interest payments on the FHAI Note are not permitted while any amounts remain outstanding under the Acquisition Debt Facilities, such accrued interest will roll over semiannually into the note principal. The FHAI Note is subordinate in rights of payment to debt under the Acquisition Debt Facilities, including the financial hedging instruments, and it ranks pari passu with the Benesse Notes.

    The Company and Benesse maintain a joint Directors and Officers ("D&O") insurance policy covering acts by directors and officers of both Benesse and the Company. The premium on the D&O policy is allocated 60% to Benesse and 40% to the Company. Commencing in May 1995, the Company obtained a stand-alone Employment Practices Liability ("EPL") insurance policy covering the Company, its officers and directors (including the Benesse directors who are also directors of the Company). The premium on the EPL policy is allocated 30% to Benesse and 70% to the Company.

    The Company and Benesse participated in certain other joint business arrangements during 1995, in the ordinary course of business, including the following: i) pursuant to an extended industrial block contract renewed in 1995 for a prepayment of Y10.0 million (approximatedly $100,000), Berlitz-Japan provided lessons to Benesse at an industrial lesson rate which was approximately 20% below the rate charged for individual instruction; ii) pursuant to a services agreement, Benesse periodically offered its customers language and homestay programs arranged and operated by the Company's specialty instruction program, Berlitz Study AbroadTM, and iii) Benesse also periodically offered its customers language study and homestay programs arranged and operated by L.I.F.E.(R), another of the Company's specialty instruction programs.

    As of May 31, 1995, the Company entered into a Stock Purchase Agreement to buy 627,000 shares of the Company's Common (the "Berlitz Shares") from Maxwell Communication, not later than September 16, 1996, at a price of $9 per share. The Company's obligation to buy these shares was subject to the satisfaction of certain conditions. On April 4, 1996, the Company consummated the purchase of the Berlitz Shares. Such shares were placed into treasury by the Company and reserved for future use.

    Management believes that the Company has entered into all such agreements on terms no less favorable than it would have received in an arms-length transaction with independent third parties. Each of the transactions with Benesse entered into after the Merger was approved by the Disinterested Directors Committee.

                               PERFORMANCE GRAPHS

    The following graphs set forth the Company's total shareholder return as compared to the S&P 400 Industrial Index and two peer groups (described below) over a five-year period, beginning December 31, 1990, and ending December 31, 1995. The total shareholder return assumes $100 invested at the beginning of the period in the Company's common stock, the S&P 400 Industrial Index and the peer group indices. It also assumes reinvestment of all dividends.

    As the Company is the only publicly-held language instruction company, there are no directly comparable companies. The two closest industry groups to the Company are education companies and educational publishers. Therefore, the Company has created an index of selected publicly-held companies in each of these two industries. These indices have been plotted against the Company's total shareholder return and the S&P 400 Industrial Index. The companies included in the education companies index are Flightsafety International, which sells primarily flight training materials, and National Education Corporation, which sells primarily technical and vocational training materials. The companies included in the educational publishing index are Houghton Mifflin, John Wiley & Sons and McGraw-Hill, Inc. While none of these companies are directly comparable to the Company, the Company believes they come under either the same broad rubric of education-related activities as the Company, in the case of the education companies index, or educational publishers, in the case of the educational publishing index.

                           COMPARISON OF STOCK PRICES
           BERLITZ INTERNATIONAL, INC., THE S&P 400 INDUSTRIAL INDEX
                        AND SELECTED EDUCATION COMPANIES



                                [ GRAPH ]




                                                     1990    1991    1992    1993     1994    1995
                                                     ----    ----    ----    ----     ----    ----
Berlitz...........................................   $100    $147    $163    $102(1)  $ 96    $122
S&P 400 Index.....................................   $100    $127    $131    $140     $141    $186
Education Companies...............................   $100    $110    $ 98    $ 80     $ 88    $115

- ------------
(1) As a result of the Merger, each share of the Company's common stock outstanding prior to the Merger ("Old Common") was converted into the right to receive i) $19.50, ii) 0.165 share of Common, iii) $1.48, representing the net proceeds from the disposition of the Company's claims on the Maxwell Notes, and iv) $.01, representing consideration paid for the redemption of each Right under the Rights Agreement. Immediately following the Merger, 10,033,013 shares of Common were outstanding. Prior to the Merger, 19,075,584 shares of Old Common were outstanding.

                           COMPARISON OF STOCK PRICES
           BERLITZ INTERNATIONAL, INC., THE S&P 400 INDUSTRIAL INDEX,
                 AND SELECTED EDUCATIONAL PUBLISHING COMPANIES



                                [ GRAPH ]



                                                     1990    1991    1992    1993     1994    1995
                                                     ----    ----    ----    ----     ----    ----
Berlitz...........................................   $100    $147    $163    $102(1)  $ 96    $122
S&P 400 Index.....................................   $100    $127    $131    $140     $141    $186
Educational Publishing Companies..................   $100    $110    $123    $140     $139    $175

- ------------
(1) As a result of the Merger, each share of the Company's common stock outstanding prior to the Merger ("Old Common") was converted into the right to receive i) $19.50, ii) 0.165 share of Common, iii) $1.48, representing the net proceeds from the disposition of the Company's claims on the Maxwell Notes, and iv) $.01, representing consideration paid for the redemption of each Right under the Rights Agreement. Immediately following the Merger, 10,033,013 shares of Common were outstanding. Prior to the Merger, 19,075,584 shares of Old Common were outstanding.

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

    On February 27, 1996, upon recommendation of the Audit Committee, the Board of Directors selected Deloitte & Touche LLP to serve as independent accountants of the Company for 1996. The Board of Directors proposes and recommends that the shareholders ratify the selection of the firm of Deloitte & Touche LLP to serve as independent accountants of the Company for 1996. Deloitte & Touche LLP served as the Company's independent accountants since 1993.

    Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the Company's consolidated financial statements for the current year. A representative of Deloitte & Touche LLP will attend the Meeting, and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1996.

                                 VOTE REQUIRED

    Under the NYBCL, approval of each nominee for director requires the affirmative vote of a plurality of the shares of Common represented and entitled to be voted at the Meeting.

    The vote occurring at the Meeting will be overseen by an inspector. The inspector's duties include determining the number of shares represented at the Meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting will be counted for purposes of determining the minimum number of affirmative votes required for the election of directors and for the ratification of appointment of auditors. Thus, an abstention from voting will have the same effect as a vote against matters that are to be voted on at the Meeting.

       SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS

    Appropriate proposals from shareholders intending to be present at the 1997 annual meeting of shareholders must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting on or before December 31, 1996.

                                 MISCELLANEOUS

    The Company will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by a personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the shares of Common held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such materials.

    Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings may be.

    At the date of this Proxy Statement, management has no knowledge of any business, other than that described herein, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

    The information required under Item 401 of Regulation S-K with respect to executive officers of the Company is incorporated by reference herein to the section entitled "Executive Officers and Directors of the Registrant" set forth in part I of the Company's Form 10-K.

    THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENT AND SCHEDULES THERETO, WILL BE MAILED UPON ORAL OR WRITTEN REQUEST, WITHOUT CHARGE, TO ANY SHAREHOLDER OF THE COMPANY. ALL SUCH REQUESTS SHOULD BE DIRECTED TO ROBERT C. HENDON, JR., COMPANY SECRETARY, BERLITZ INTERNATIONAL, INC., 400 ALEXANDER PARK, PRINCETON, NEW JERSEY, 08540, (609) 514-9650.

                         BERLITZ INTERNATIONAL, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF BERLITZ INTERNATIONAL, INC.
           IN CONNECTION WITH ITS 1996 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD MAY 15, 1996

     The undersigned shareholder of Berlitz International, Inc. (the "Company") hereby appoints Robert C. Hendon, Jr. and Robert Minsky or either of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned may be entitled to vote at the 1996 annual meeting of shareholders of the Company to be held on May 15, 1996, and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the following purposes:

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED

                 (Continued on the reverse side)

                      FOLD AND DETACH HERE

                     BERLITZ INTERNATIONAL, INC.

                          ANNUAL MEETING
                                OF
                           SHAREHOLDERS

                       WEDNESDAY-MAY 15, 1996
                            10:00 A.M.
                     BERLITZ INTERNATIONAL, INC.
                       CORPORATE HEADQUARTERS
                         400 ALEXANDER PARK
                       PRINCETON, NEW JERSEY

BERLITZ INTERNATIONAL, INC. RECOMMENDS THAT SHAREHOLDERS VOTE   Please mark
"FOR" THE NOMINEES AND PROPOSALS LISTED BELOW                   your votes as  X
                                                                indicated on
                                                                this example.

1. ELECTION OF NOMINEES- To elect each of Hiromasa Yokoi, Henry D. James, Edward G. Nelson, Robert L. Purdum and Kazuo Yamakawa as a director of the Company to serve until the Company's 1998 annual meeting of shareholders and until their successors are elected and qualified or their earlier death, resignation or removal.

FOR all    WITHHOLD    (INSTRUCTION: To withhold authority to vote for any
nominees   AUTHORITY    individual nominee, write that nominee's name in the
                        space provided below.)

                        _________________________________________________


2. RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS-To ratify the selection of the firm of Deloitte & Touche LLP to serve as independent accountants of the Company for 1996.

              FOR           AGAINST         ABSTAIN


3. OTHER-In their discretion upon such other matters, including withholding a quorum if necessary, as may properly come before the Meeting.

This Proxy will be voted as directed or, if no direction is given, will be voted FOR the election of the nominees and the approval of the proposal described above.


Dated: ______________________, 1996

___________________________________
         (Signature)

___________________________________
         (Signature)

___________________________________
     (Title or Capacity)



(Please sign your name or names exactly as it appears on your stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.)



                    FOLD AND DETACH HERE